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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                                            Commission File Number: 333-88485-01

                       ALLFIRST PREFERRED CAPITAL TRUST
            (Exact name of registrant as specified in its charter)

                             25 S. Charles Street
                           Baltimore, Maryland 21201
                                (410) 244-4909
     (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

               Floating Rate Non-Cumulative Subordinated Capital
                      Trust Enhanced Securities, Series B
           (Title of each class of securities covered by this form)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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

Rule 12g-4(a)(1)(i)                _____           Rule 12h-3(b)(1)(ii)                 _____
Rule 12g-4(a)(1)(ii)               _____           Rule 12h-3(b)(2)(i)                  _____
Rule 12g-4(a)(2)(i)                _____           Rule 12h-3(b)(2)(ii)                 _____
Rule 12g-4(a)(2)(ii)               _____           Rule 15-d(6)                           X
Rule 12h-3(b)(1)(i)                _____                                                -----


    Approximate number of holders of record as of the certification or notice date:           7
                                                                                       ---------------

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    Pursuant to the requirements of the Securities Exchange Act of 1934,
Allfirst Preferred Capital Trust has duly caused this certification/notice to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2000             ALLFIRST PREFERRED CAPITAL TRUST


                                 By:  /s/ David M. Cronin
                                     -------------------------
                                      David M. Cronin
                                      Trust Administrator